EXHIBIT 99.1
News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Ken Gordon	David Neuberger
(614) 790-1832	(859) 815-4454
kdgordon@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE
March 16, 2011

Ashland Inc. discloses health condition of Chairman and CEO

COVINGTON, Ky. – Ashland Inc. (NYSE:ASH) today announced that James J. O’Brien, Ashland’s chairman and chief executive officer, will undergo surgery to repair a perforated colon resulting from diverticulitis.
Throughout his recovery, Mr. O’Brien will be available on a limited basis. He is expected to return to his full duties in approximately two to three months. During this period, Mr. O’Brien’s chairman duties will be assumed by Mr. Barry W. Perry, lead independent director of the board; and his executive duties will be assumed jointly by Lamar M. Chambers, Ashland’s senior vice president and chief financial officer, and David L. Hausrath, Ashland’s senior vice president and general counsel.
  In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our five commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as expectations regarding our chief executive officer and other future events. These forward-looking statements are based upon a number of assumptions, including those mentioned within this news release. Other risks and uncertainties include those that are described in filings made by Ashland with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q, which are available on Ashland's website at http://investor.ashland.com or at www.sec.gov. Ashland believes its expectations are reasonable, but cannot assure they will be achieved. Forward-looking information may prove to be inaccurate, and actual results may differ significantly from those anticipated. Ashland is not obligated to subsequently update or revise the forward-looking statements made in this news release.